                          ESCROW AND PLEDGE AGREEMENT


          ESCROW AND PLEDGE AGREEMENT, dated as of November 10, 1995 (the "Agreement"), between ATLAS CORPORATION, a Delaware corporation (the "Company"), Chemical Bank, as escrow agent (the "Escrow Agent"), and Chemical Bank, as trustee (the "Trustee") under the below-referenced Indenture.

          WHEREAS the Company has executed an Indenture (as amended from time to time, the "Indenture") dated as of November 10, 1995, to the Trustee (together with its successors and assigns in such capacity, the "Trustee");

          WHEREAS under and pursuant to the Indenture the Company may issue up to $11,000,000 principal amount, of 7% Exchangeable Debentures due October 25, 2000 (the "Securities");

          WHEREAS pursuant and subject to the terms of the Securities and the Indenture, the Securities are exchangeable at any time prior to their maturity at the option of the holder thereof for shares of common stock, no par value per share ("Granges Common Stock"), of Granges, Inc. a British Columbian corporation;

          WHEREAS pursuant to the Indenture the Company has agreed to grant a security interest in certain collateral for the benefit of the Trustee and the holders of Securities;

          WHEREAS the parties want to provide for the custody of such collateral; and

          WHEREAS it is the intention of the Company that so long as any Securities shall be outstanding the holders thereof shall be afforded a free and unfettered opportunity to exchange such Securities for Exchange Property in accordance with Article Twelve of the Indenture and otherwise to give effect to the terms thereof.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Escrow Agent hereby agree as follows:


          Definitions.  Capitalized terms used in this Agreement but not defined
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herein shall have the meanings specified in the Indenture.  The following terms shall for purposes of this Agreement have the meanings specified in this Section unless expressly provided otherwise or unless the context otherwise requires:


     "Escrowed Property" means Exchange Property as defined in the Indenture; provided, however, that any cash, securities or other assets properly released
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by the Escrow Agent in accordance with the terms hereof and the Indenture shall thereupon cease to be Escrowed Property.

     "Lien" means the lien, pledge and security interest created by the Indenture in the Escrowed Property for the benefit of the Trustee and the Holders as collateral for the Securities.

     "Obligations" means all the obligations of the Company under the Indenture, the Securities and this Agreement, including without limitation the full and punctual payment of all amounts payable thereunder and the full and punctual performance of the Company's obligations thereunder.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250,000,000 and whose long-term unsecured debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the 1933 Act),
(iii) repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of the Company) organized and existing under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time at which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Rating Services, (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause (ii) above and (vi) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, with a rating at the time at which any investment therein is made of at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

          Delivery of Escrowed Property.  The Company confirms that it has today
          ------------------------------
delivered to the Escrow Agent, and the Escrow Agent confirms that it has today received and possesses, share certificate No. AC35293 evidencing 8,474,576 shares of Granges Common Stock, together with duly executed instruments of transfer in blank. The Company shall deliver to the Escrow Agent any and all certificates or instruments representing or evidencing Escrowed Property on behalf of the Trustee and the Holders, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form satisfactory to the Trustee. The Escrow Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Escrowed Property for certificates or instruments of different denominations.

          Escrow Agent as Agent for Trustee and Holders.  The Escrow Agent, the
          ---------------------------------------------
Trustee and the Company acknowledge and agree that (i) the Company has granted a security interest pursuant to the Indenture in all Escrowed Property (including, without limitation, all Granges Common Stock) in favor of the Trustee for the benefit of the Trustee and all the Holders, (ii) the Trustee hereby designates the Escrow Agent to take possession of the Escrowed Property (iii) all Escrowed Property delivered to the Escrow Agent shall be accepted and held by the Escrow Agent as agent for and on behalf of the Trustee and all the Holders, and (iv) that the Escrow Agent will perform the functions of the Escrow Agent under the Indenture.

          Covenants of the Escrow Agent.  The Escrow Agent hereby agrees that
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the Escrowed Property received by it pursuant to this Agreement shall be accepted and held for and applied only in conformity with the purposes and upon the terms and conditions set forth in the

Indenture and this Agreement. The Escrow Agent shall be entitled to all the rights and privileges of the Trustee contained in the Indenture in respect of the Escrowed Property, including, where applicable, the protection and immunities of the Trustee relating thereto. Except as permitted by the Indenture or this Agreement, no action may be taken by the Escrow Agent with respect to the Escrowed Property without the prior written consent of the Company.

          Representations and Warranties. The Company hereby represents and
          ------------------------------
warrants as follows:

     (a) It is, and at the time of delivery of the Escrowed Property to the Escrow Agent pursuant to this Agreement will be, the record and beneficial owner of the Escrowed Property, free and clear of any lien, except for the Lien created by the Indenture and this Agreement.

     (b) It has full corporate power, authority and legal right to pledge and grant a security interest in all the Escrowed Property.

     (c) The pledge in accordance with the terms of the Indenture and this Agreement creates a valid and perfected first priority lien on the Escrowed Property and all proceeds from the sale thereof, securing payment and performance of the Obligations.

     The Escrow Agent represents and warrants that (i) it has full corporate power and authority to enter into and perform this Agreement and to comply with such terms of the Indenture as apply to its performance of this Agreement and
(ii) this Agreement has been duly and validly executed by the Escrow Agent and constitutes the valid and binding obligation of the Escrow Agent enforceable against the Escrow Agent in accordance with the respective terms, except as the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Record Owner; Further Assurances.  The Company agrees that at any time
          --------------------------------
and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Escrow Agent or the Trustee may reasonably request in order to perfect and protect any lien granted or purported to be granted hereby or under the Indenture or to enable the Escrow Agent or the Trustee to exercise and enforce its rights and remedies hereunder or under the Indenture with respect to any Escrowed Property.

          Dividends; Voting Rights: Withdrawal Rights; Rights Upon Default.
          ----------------------------------------------------------------

          (a) So long as no Event of Default has occurred and is continuing, and except to the extent received pursuant to a plan of liquidation or partial liquidation, the Company may retain and dispose of, free and clear of the Lien of the Indenture, any interest, dividends paid and distributions made on the Escrowed Property received by it not giving rise to an adjustment to the Exchange Rate pursuant to Section 1204(a) of the Indenture, provided, that if the Escrow Agent shall receive any such interest, dividends paid and distributions made to which the Company is entitled pursuant hereto, the Escrow Agent shall not be required to transfer to the Company any such dividends paid, distributions made or interest to which the Company is entitled pursuant hereto until receipt of an Officers' Certificate to the effect that the Company is entitled to such dividends paid, distributions made or interest pursuant hereto. The Company shall also be entitled to any interest or gain on investments made by the Escrow Agent pursuant to Section 8, which shall be paid to the Company on demand.

          Dividends and distributions giving rise to an adjustment to the Exchange Rate pursuant to Section 1204(a) of the Indenture shall become Escrowed Property subject to the Lien of the Indenture.

          (b) So long as an Event of Default has occurred and is continuing, and at all times in the case of distributions on the Escrowed Property received pursuant to a plan of liquidation or partial liquidation, the Trustee (or the Escrow Agent, as the case may be) shall be entitled to receive and retain as collateral all interest, dividends paid and distributions made in respect of the Escrowed Property. Any such interest, dividends and distributions shall, if received by the Company, be received in trust for the benefit of the Trustee, be segregated from the other property or funds of the Company, and be forthwith delivered to the Escrow Agent as Escrowed Property in the same form as so received (with any necessary endorsement). In addition, the Trustee may during such continuance of an Event of Default by instrument in writing direct the Escrow Agent not to make any payments to the Company pursuant to Section 11 and either (i) to make all payments to which the Company would have been entitled pursuant to such Section 11 directly to the Trustee or (ii) to add such payments to the Escrowed Property.

          (c) The Company shall be entitled to retain, free of the Lien of the Indenture, any Escrowed Property released to the Company in accordance with
Section 11.

          (d) Any Escrowed Property delivered to the Escrow Agent, as provided in this Agreement, for the satisfaction of the Company's obligations under the Indenture (including, without limitation, redemption of Securities pursuant to Article Eleven of the Indenture and Exchange of Securities pursuant to Article Twelve of the Indenture) shall, upon such delivery, be released from the Lien of the Indenture.

          (e) Until an Event of Default has occurred and is continuing and thereafter until written notice from the Trustee to the Company that the Trustee intends to exercise its right to vote the Escrowed Property, the Company shall be entitled to exercise any and all voting and other consensual rights relating to the Escrowed Property or any securities forming part of the Escrowed Property or any part thereof for any purpose; provided, however, that no vote shall be
                                     --------  -------
cast, and no consent, waiver or ratification given or action taken, which would be inconsistent with or violate any provision of the Indenture or the Securities.

          (f) Upon the occurrence and during the continuance of an Event of Default, all rights of the Company to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(e) hereof shall cease upon notice from the Trustee to the Company pursuant thereto and upon the giving of such notice all such rights shall thereupon be vested in the Trustee who shall thereupon have the sole right (which it may delegate to the Escrow Agent without notice to the Company) to exercise such voting and other consensual rights.

          (g) In order to permit the Escrow Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(f) of the Indenture, and to receive all interest, dividends and distributions which it may be entitled to receive under Sections 7(a) and 7(b) hereof, the Company shall, if necessary, upon written notice of the Trustee, from time to time execute and deliver to the Trustee or the Escrow Agent such instruments as the Trustee or the Escrow Agent, as the case may be, may reasonably request.

          (h) The Company shall be entitled to retain, free of the Lien, any Escrowed Property released to the Company in accordance with Section 11 hereof and Article Twelve of the Indenture.

          (i) It is specifically agreed that, until the Indenture has been discharged, any release or transfer of Escrowed Property other than as contemplated by this Section 7 or by Section 11 shall not terminate the Lien on such Escrowed Property.

          (j) If any Event of Default shall have occurred and be continuing, the Trustee, or the Escrow Agent acting on behalf of the Trustee, shall have and may exercise all the rights and remedies with respect to Escrowed Property provided for in the Indenture, including without limitation Section 1309 thereof.

          Investment of Cash.  At the written direction of the Company, the
          ------------------
Escrow Agent shall invest any cash forming part of the Escrowed Property in specified Temporary Cash Investments. Any such written direction shall certify that the investment constitutes a Temporary Cash Investment. The Company shall be entitled to any net income or gain resulting from such investments and shall reimburse the Escrow Agent for any losses realized in respect of such investments.

          Taxes.  Subject to the provisions of Section 10, any taxes imposed on
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or with respect to the Escrowed Property shall be for the account of the
Company, and the Company shall promptly reimburse the Escrow Agent for any and all such taxes.

          Tax Adjustments in Exchange Rate.  If an event shall occur which
          --------------------------------
causes the Exchange Rate to be subject to adjustment pursuant to Section 1204 of the Indenture, or a merger, consolidation or sale or transfer of assets shall occur requiring a supplemental indenture, and if, within ten days after the effective date of such transaction the Company shall furnish the Escrow Agent with an Opinion of Counsel to the effect that such transaction is taxable to the Company or the Escrow Agent and an Officers' Certificate as to the amount of federal, state and local tax payable by the Company and the Escrow Agent as a result of such transaction (computed at the marginal tax rate applicable to such transaction), the Escrow Agent shall pay to, or to the order of, the Company, in the case of taxes payable by the Company, or itself, in the case of taxes payable by it, the cash held by it and apportioned or to be apportioned to the Escrowed Property for which outstanding Securities are exchangeable, up to the amount of such taxes. In the event that the cash held by the Escrow Agent and so apportioned or to be apportioned is insufficient to pay to the

Company or the Escrow Agent the amount of such taxes, the Escrow Agent shall, as soon as reasonably practicable and to the extent legally permissible, sell in accordance with written instructions received from the Company, or if no such instructions are received it may at its option sell, as determined by the Escrow Agent, such Escrowed Property (including any securities or other property included therein as shall be specified in such written instructions) as may be necessary to pay, from the proceeds thereof after payment of any taxes by the Company and the Escrow Agent on such sale (which shall be similarly evidenced by an Opinion of Counsel and Officers' Certificate), the amount of any such insufficiency. The Escrow Agent shall notify the Company and the Trustee of any such sale and the Escrowed Property sold. In the event that proceeds from the sale of all Escrowed Property is insufficient to pay to the Escrow Agent the amount of such taxes, the Company shall pay such insufficiency from its own assets. Following payment of all necessary amounts to the Company and to the Escrow Agent, the Escrowed Property held by the Escrow Agent and any cash apportioned thereto shall be proportionately adjusted (based on an Officers' Certificate) so as to be apportioned equally to the Securities Outstanding as of immediately after the close of business on the record date or the effective date for the transaction to which this Section 10 applies (as shall be specified in Section 1204 of the Indenture). Any Holder surrendering any Securities after such record date, or such effective date, as the case may be, shall be entitled to receive the Escrowed Property and any cash apportioned thereto as so adjusted pursuant to this paragraph. If this Section 10 shall apply to a transaction and the sale by the Escrow Agent of the consideration receivable therein shall not be legally permissible and the amount of cash apportioned to the Escrowed Property shall not be sufficient to pay all taxes payable by the Company and the Escrow Agent which arise from such transaction, the Company may direct the Escrow Agent to segregate for the benefit of the Company or the Escrow Agent (as the case may be) or deliver to the Company or to the Escrow Agent (as the case may be) an amount of Escrowed Property theretofore held by the Escrow Agent for exchange of Securities having an Average Market Price equal to the unsatisfied portion of the tax payable by the Company or the Escrow Agent (as the case may be) with respect to such transaction including any tax payable upon the delivery or sale thereof in order to satisfy the aforementioned tax, and such Escrowed Property shall thereafter be solely for the account of the Company or the Escrow Agent (as the case may be) and Holders of Securities shall have no rights thereto.

          As used in this Section 10, the term "Average Market Price" means the weighted average closing trading price of Granges Common Stock on the American Stock Exchange (or, if Granges Common Stock is not then listed on the American Stock Exchange, the stock exchange or over-the-counter market upon which the Granges Common Stock is listed which, in aggregate, has the highest dollar trading volume) during a 20 consecutive trading day period ending three days prior to the record date fixed for segregation of Escrowed Property. Should Granges Common Stock not be traded on any stock exchange or over-the-counter market, then "Average Market Price" shall mean the fair value of Granges Common Stock over such twenty-day period as determined in good faith by an investment banking firm retained in good faith by the Company and which is a member of the New York Stock Exchange or the Toronto Stock Exchange.

          In the event that an Opinion of Counsel given pursuant to the Indenture concludes that whether taxes are payable by the Company or the Escrow Agent is uncertain under the then state of the law or facts or both, the Company shall have the option of requiring the Escrow Agent to segregate the amount of funds that would be payable (or securities or other property in lieu thereof), pursuant to an Officers' Certificate, if such taxes were deemed payable, together with the amount estimated in good faith to be the reasonable costs and expenses (including attorneys' fees) of obtaining a determination as set forth below. The Holders shall have no rights to such funds or securities or other property, which shall be held by the Escrow Agent for the Company (or for the Escrow Agent, as the case may be), the Escrowed Property and any cash apportioned thereto deliverable upon exchange of Securities pursuant to Article Twelve of the Indenture shall be reapportioned (based on an Officers' Certificate from the Company) as though such segregated amounts had been paid to the Company or the Escrow Agent for such taxes, and any Holder surrendering any Security after the record or effective date of the applicable transaction giving rise to an adjustment pursuant to Section 1204 of the Indenture shall be entitled to receive only such Escrowed Property and any cash apportioned thereto upon exchange of Securities pursuant to Article Twelve of the Indenture as so reapportioned. The Company shall thereupon in good faith seek an appropriate determination from the appropriate agencies and, if judged necessary by the Company in good faith, from appropriate courts, as to whether taxes are so payable. If an appropriate determination is made that such taxes are so payable then the Escrow Agent shall immediately pay the funds or deliver the securities or other property so segregated to the Company (or, if taxes are payable by the Escrow Agent, shall retain such funds or securities or other property for itself), and if an appropriate determination is made that such taxes are not payable or an amount of tax is payable which is less than the amount of funds or property so segregated, then the Escrow Agent, after paying to the Company (or itself, as the case may be) out of such funds or securities or other property the reasonable expenses and costs (including attorneys' fees) of obtaining such determination (and any taxes so payable), shall apportion such remaining funds or securities or other property which had been so segregated among the Escrowed Property and cash apportioned thereto as of immediately after the close of business on the record date or the effective date of such transaction giving rise to an adjustment pursuant to
Section 1204 of the Indenture, whichever is applicable. If any Security has been exchanged on or after such record date or such effective date, as the case may be, and before a determination is made that no taxes are payable or an amount of tax is payable which is less than the amount of funds or securities or other property so segregated, the Escrow Agent, to the extent not previously delivered, shall deliver such Escrowed Property and any cash apportioned thereto as reapportioned following such determination, to the person to which and in the manner in which the other proceeds of the exchange of such Security were delivered.

          Release of Assets from Escrow.  (a)  In the event of any reduction of
          -----------------------------
the principal amount of Securities Outstanding under the Indenture as evidenced by the delivery to the Trustee by the Company of Securities for cancellation, the Escrow Property held by the Escrow Agent shall be reduced in the same proportion as the principal amount of the Securities was so reduced, provided,
                                                                     --------
that the Escrow Agent shall retain a sufficient amount of Escrow Property to exchange all Securities then Outstanding on the basis of the then applicable Exchange Rate and the other terms and provisions of Article Twelve of the Indenture and of this Agreement, and the Company shall upon Company Request, be entitled to any excess Escrow Property created by such reduction, net of any Escrow Property delivered in connection with any reduction caused by an exchange pursuant to this section; provided, however, that the Escrow Agent shall not
                          --------  -------
make any distribution of Escrowed Property to the Company prior to the receipt from the Company of an Officers' Certificate to the effect that no Event of Default exists under the Indenture and no event or condition exists under the Indenture which with notice or lapse of time or both would become such an Event of Default and which states in detail the basis asserted by the Company for such distribution. Upon expiration of the right to surrender Securities for exchange pursuant to Article Twelve of the Indenture and when all other obligations of the Company shall have been satisfied under the Indenture, the Escrow Agent shall, upon Company Request, release and deliver all Granges Common Stock and cash and investments and other property held by the Escrow Agent under this Agreement which are not required with respect to Securities previously surrendered for exchange.

     (b) The Escrow Agent shall release Escrowed Property to Holders of Securities surrendered for exchange pursuant to Article Twelve of the Indenture.

     (c) The Escrow Agent shall release Escrowed Property promptly upon written request from the Trustee therefor to permit the delivery of such Escrowed Property to Holders as part of a Redemption pursuant to Article Eleven of the Indenture.

     (d) The Escrow Agent shall release Escrowed Property promptly upon written request from the Trustee therefor to permit the delivery of such Escrowed Property to Holders as part of a payment upon Stated Maturity pursuant to Article Three of the Indenture.

     (e) Upon the termination of this Agreement in accordance with Section 18 of this Agreement, the Escrow Agent shall release Escrowed Property to the Company promptly upon written request from the Company therefor.

          Reliance on Information Supplied.  The Escrow Agent may rely on the
          --------------------------------
contents of any Officers' Certificate furnished hereunder and, in delivering any such Officers' Certificate, the Company may rely on information furnished to the Company by the Escrow Agent or the Trustee as to the quantity and identity of Escrowed Property, or any other property held by it and the quantity and identity of Escrowed Property delivered to the Holders upon exchange of the Securities. The Escrow Agent shall furnish such information to the Company upon request.

          Expenses of the Escrow Agent.  The Company shall pay the Escrow Agent
          ----------------------------
reasonable compensation for all services rendered by the Escrow Agent in the performance of its duties under this Agreement and reimburse the Escrow Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its negligence or willful misconduct.

          Indemnification.  (a)  The Company shall indemnify and hold harmless
          ---------------
the Escrow Agent, each of the Escrow Agent's directors, officers, employees, agents and each person, if any, who controls the Escrow Agent within the meaning of the 1933 Act, from and against any loss, claim, damage or liability (other than consequential damages), joint or several, arising out of or in connection with this Agreement, under the 1933 Act or otherwise, and shall reimburse the Escrow Agent and such directors, officers, employees, agents, and controlling persons for any legal and other expenses (other than compensation and expenses of persons regularly in the employ of the Escrow Agent) reasonably incurred in investigating, defending or preparing to defend against any such loss, claim, damage, liability or action, threatened or commenced, insofar as such loss, claim, damage, liability or action arises out of, is based upon, or relates to this Agreement, including, without limitation, any of the following: (i) any untrue statement or alleged untrue statement of a material fact contained in any documents or filings in connection with the offer and/or sale of the Securities by the Company or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any violation or alleged violation of the federal securities laws (including, without limitation, Section 5 of the 1933 Act) in connection with the offer and/or sale of the Securities by the Company, the exchange of Securities for Escrowed Property or the purchase or redemption of the Securities by the Company when Escrowed Property (or the proceeds of the sale thereof) are used to pay, in whole or in part, the principal or the Redemption Price, and
(iii) any violation or alleged violation by the Escrow Agent of this Agreement and/or any duty or law not described above unless such violation resulted from the negligence or willful misconduct on the part of the Escrow Agent.

               The obligations of the Company under Sections 13 and 14 to compensate and indemnify the Escrow Agent and to pay or reimburse the Escrow Agent for expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement. To secure the Company's obligations under Sections 13 and 14, the Escrow Agent shall have a lien prior to the Securities on (i) all money or property held or collected by the Escrow Agent, as such, except money or property held in trust to pay the principal of or interest on particular Securities and (ii) all Escrowed Property held under this Agreement and such lien shall survive the satisfaction and discharge of this Agreement and any other termination of this Agreement including any termination under any bankruptcy law. Without limiting any other rights available to the Escrow Agent under applicable law, when the Escrow Agent incurs expenses or renders services in connection with an Event of Default, the Holders by their acceptance of the Securities agree pursuant to Section 607 of the Indenture that such expenses and the compensation for such services are intended to constitute expenses of administration under any bankruptcy law. "Escrow Agent" for purposes of this
Section 14(b) shall include any predecessor Escrow Agent, but the negligence or bad faith of any Escrow Agent shall not (except to the extent otherwise required by law) affect the indemnification of any other Escrow Agent.

               The Escrow Agent shall give the Company prompt notice of the existence of any claim for which indemnity may be sought pursuant to this Section, and the Company shall have the right to assume the defense of such claim with counsel of its choice. The Escrow Agent shall have the right to employ separate counsel and to participate in the defense of such claim, provided that the fees and expenses of such separate counsel shall be at the expense of the Company only if (i) the Company shall have failed, within 30 days after receipt of notice of such claim, to notify the Escrow Agent that the Company will assume the defense thereof, or (ii) the Escrow Agent shall have been advised by counsel that, in the opinion of such counsel, there exists an actual or potential conflict of interest which would prevent counsel for the Company from representing the Escrow Agent. No settlement or compromise of any claim for which indemnity may be sought pursuant to this Section 14 may be made by the Escrow Agent without the written consent of the Company.

               The Escrow Agent, its directors, officers, employees, agents, and controlling persons, if any, shall not be liable to the Company or any record or beneficial owner of Securities for (i) any matter described in this Section 14 pursuant to which the Escrow Agent is to be indemnified hereunder, (ii) any error of judgment made in good faith or (iii) any misconduct of any agent appointed by it with due care hereunder.

          Change of Escrow Agent.  Any change in the Escrow Agent shall be
          ----------------------
effected as set forth in Article Six of the Indenture with respect to the Trustee.

          Succession of Escrow Agent.  After appointment, any successor Escrow
          --------------------------
Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Escrow Agent without further act or deed and upon the receipt of all amounts owed to it by the Company under this Agreement, the former Escrow Agent shall deliver and transfer to the successor Escrow Agent any property at the time held by it hereunder, and shall execute and deliver any further assurances, conveyance, act or deed necessary for the purpose, including, without limitation, to perfect the security interest granted by the Indenture.

          Supplements and Amendments.  (a)  This Agreement may be supplemented
          --------------------------
or amended from time to time either (i) with the consent of the Holders of a majority in principal amount of Outstanding Securities obtained in the manner provided for in the Indenture with regard to amendments to the Indenture; or
(ii) by the adoption of a resolution, at a meeting of Holders of the Outstanding Securities at which a quorum is present convened and held in accordance with the applicable provisions of the Indenture, by the Holders of two-thirds in principal amount of the Outstanding Securities represented at such meeting. The Company, the Trustee and the Escrow Agent may from time to time supplement or amend this Agreement, without the approval of any Holder, (i) in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to conform this Agreement to the Indenture as the Indenture may be amended from time to time, (ii) to make any other provision in regard to matters or questions arising hereunder which the Company, the Trustee and the Escrow Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture and which shall not adversely affect the right to exchange any Security for Escrowed Property upon the terms set forth in the Indenture or
(iii) subject to Section 508 of the Indenture, to comply with the requirements or suggestions of any official or semi-official regulatory or self-regulatory body having jurisdiction over the Company or the Securities, provided, however,
                                                             --------  -------
that nothing in this clause (iii) shall permit any modification disadvantageous in any material respect to the Holders without the consent of the Holders pursuant to Section 802 of the Indenture.

          (b) In executing, or accepting the additional duties created by, any supplements and amendments permitted by this Section or the modifications thereby of the duties created by this Agreement, the Escrow Agent shall be entitled to receive, and (subject to Section 19) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplements and amendments is authorized or permitted by this Agreement and that such supplement or amendment has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms. The Escrow Agent may, but shall not be obligated to, enter into any such supplements or amendments which affect the Escrow Agent's own rights, duties or immunities under this Agreement or otherwise.

          Termination of Agreement.  This Agreement shall terminate when the
          ------------------------
Indenture is discharged pursuant to Section 401 thereof, which termination shall be evidenced by a certificate of the Trustee to that effect. Upon termination of this Agreement, any Escrowed Property remaining in the hands of the Escrow Agent shall be delivered to the Company, free and clear of any and all interests of the Escrow Agent, the Trustee and the Holders, or any of them. Sections 13 and 14 of this Agreement shall survive any termination hereof.

          Duties of the Escrow Agent.  (a)  The Escrow Agent shall not be
          --------------------------
accountable with respect to the validity or value or any Escrowed Property and the Escrow Agent makes no representation or warranty with respect thereto. The Escrow Agent shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this Agreement.

               The Escrow Agent shall be obligated to perform only such duties as are specifically set forth in the Indenture and this Agreement. The Escrow Agent shall not be liable for any action taken, omitted or suffered by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, and may conclusively rely and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel or upon any certificate, request or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. Without limiting the generality of the foregoing, it is expressly agreed that the Escrow Agent shall not be responsible for any governmental approvals which may be required in connection with the issuance or delivery of Escrowed Property. The Escrow Agent shall not be required to take any action hereunder which, in the opinion of its counsel, would be contrary to law.

               The Escrow Agent shall not be under any duty hereunder to pay out or distribute any cash or other property to any person unless such cash or other property has been received by the Escrow Agent pursuant to this Agreement.

               The Escrow Agent is exclusively the agent, custodian and bailee of the Trustee as secured party for the benefit of the Trustee and the Holders, such that the Trustee shall be deemed in possession of the Escrowed Property and of the proceeds and investments of such Escrowed Property as required by Sections 9-305, 8-313 and 8-321, of the Uniform Commercial Code of the State of New York, as in effect on the date hereof, unless otherwise released or disbursed in accordance with the provisions of this Agreement. The Escrow Agent agrees to accept, hold and keep the Escrowed Property as agent, custodian and bailee solely for the Trustee as secured party for the benefit of the Trustee and the holders of the Securities separate and apart on the books and records of the Escrow Agent from any other property of the Company or the Trustee which the Escrow Agent may hold and to identify the Escrowed Property as being subject to the Lien in favor of the Trustee and the holders of the Securities, all in accordance with the terms and conditions of this Agreement.

          Notices.  Any request, demand, authorization, notice, waiver, consent
          -------
or communication pursuant to this Agreement shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission to the following facsimile numbers:

          If to the Company:

          Atlas Corporation
          370 Seventeenth Street, suite 3150
          Denver, Colorado 80202
          Attention:  Secretary
          Facsimile No.:  (303) 892-8808

          If to the Escrow Agent or the Trustee:

          Chemical Bank
          450 West 33rd Street, 15th Floor
          New York, New York 10001
          Attention:  Corporate Trust Department
          Facsimile No.: (212) 946-3918

     The Company or the Escrow Agent by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

     Any notice or communication given to a Holder shall be mailed to the Holder, by first-class mail, postage prepaid, at the Holder's address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed to a Holder in the manner provided above, it is duly given, whether or not received by the addressee.

     If the Company mails a notice or communication to the Holders, it shall mail a copy to the Trustee and the Escrow Agent and each Registrar, Paying Agent or co-registrar pursuant to the Indenture.

          Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE
          -----------------------------------------
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, THE UNITED STATES OF AMERICA.

          Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same agreement.

          Headings.  The headings contained in this Agreement are for
          --------
convenience of reference only and shall have no effect on the interpretation or operation of this Agreement.

          Benefits of Agreement.  Nothing in this Agreement or the Securities,
          ---------------------
expressed or implied, shall give or be construed to give any person, other than the parties hereto and the Holders of Securities as such, any legal or equitable right, remedy or claim under any covenant, condition or provision herein contained, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the parties hereto and the Holders of the Securities as such.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                                       ATLAS CORPORATION,


                                                   By:  /s/ Gerald E. Davis
                                                        ------------------------
                                                        Name:  Gerald E. Davis
                                                        Title:  President

[SEAL]

Attest:

 /s/ Gregg B. Shafter
---------------------------
Name:   Gregg B. Shafter
Title:  Vice President
                                                  CHEMICAL BANK
                                                  as Escrow Agent,

                                           By:  /s/ Peter Morse
                                              --------------------
                                           Name:   Peter Morse
                                           Title:  Vice President
[SEAL]

Attest:

 /s/ L. O'Brien
----------------------------------
Name:   L. O'Brien
Title:  Senior Trust Officer
                                      CHEMICAL BANK
                                      as Trustee,

                                           By:  /s/ Peter Morse
                                              ---------------------
                                           Name:   Peter Morse
                                           Title:  Vice President
[SEAL]

Attest:

/s/ L. O'Brien
----------------------------------
Name:   L. O'Brien
Title:  Senior Trust Officer